Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Pinnacle Financial Partners, Inc. (formerly known as Steel Newco Inc.) of our report dated February 25, 2025 relating to the consolidated financial statements of Pinnacle Financial Partners, Inc. (“Legacy Pinnacle”) and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Pinnacle Financial Partners, Inc. (“Legacy Pinnacle”) for the year ended December 31, 2024 and incorporated by reference in the Form 8-K of Pinnacle Financial Partners, Inc. (formerly known as Steel Newco Inc.) filed on January 2, 2026.

/s/ Crowe LLP

Denver, Colorado
January 2, 2026